AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                                CORVU CORPORATION

                                       AND

                            MINNESOTA AMERICAN, INC.











                                November 17, 1999

                                TABLE OF CONTENTS


ARTICLE 1. THE MERGER; CONVERSION OF SHARES....................................1
         1.1      The Merger...................................................1
         1.2      Effective Time...............................................1
         1.3      Conversion of Shares.........................................2
         1.4      CorVu Dissenters'Rights......................................2
         1.5      MNAC Dissenters'Rights.......................................3
         1.6      Exchange of CorVu Common Stock...............................3
         1.7      Stock Options and Warrants...................................5
         1.8      Capitalization Changes.......................................6
         1.9      Articles of Incorporation of the Surviving Corporation.......6
         1.10     Bylaws of the Surviving Corporation..........................7
         1.11     Directors and Officers of the Surviving Corporation..........7


ARTICLE 2. CLOSING.............................................................7
         2.1      Time and Place...............................................7
         2.2      Filings at the Closing.......................................7


ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF MNAC..............................7
         3.1      Organization.................................................8
         3.2      Authorization................................................8
         3.3      Capitalization...............................................9
         3.4      Financial Statements.........................................9
         3.5      Absence of Undisclosed Liabilities...........................9
         3.6      Consents and Approvals......................................10
         3.7      Compliance with Laws........................................10
         3.8      Litigation..................................................11
         3.9      Absence of Material Adverse Changes.........................11
         3.10     Officers, Directors and Employees...........................11
         3.11     Taxes.......................................................11
         3.12     Contracts...................................................12
         3.13     Intellectual Property Rights................................13
         3.14     Year 2000 Compliance........................................13
         3.15     Benefit Plans...............................................14
         3.16     Minute Books................................................15
         3.17     No Finders..................................................15
         3.18     Proxy Statement.............................................15
         3.19     State Takeover Laws.........................................15


ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF CORVU............................16
         4.1      Organization................................................16
         4.2      Authorization...............................................16
         4.3      Capitalization..............................................17
         4.4      Financial Statements........................................17
         4.5      Absence of Undisclosed Liabilities..........................18
         4.6      Consents and Approvals......................................18
         4.7      Compliance with Laws........................................19
         4.8      Litigation..................................................19
         4.9      Absence of Material Adverse Changes.........................19
         4.10     Officers, Directors and Employees...........................19
         4.11     Taxes.......................................................20
         4.12     Contracts...................................................20
         4.13     Intellectual Property Rights................................21
         4.14     Year 2000 Compliance........................................21
         4.15     Benefit Plans...............................................21
         4.16     Minute Books................................................23
         4.17     No Finders..................................................23


ARTICLE 5. COVENANTS..........................................................23
         5.1      Conduct of Business of MNAC.................................23
         5.2      Conduct of Business of CorVu................................24
         5.3      No Solicitation.............................................24
         5.4      Access and Information......................................26
         5.5      Approval of MNAC and CorVu Shareholders.....................27
         5.6      Consents....................................................28
         5.7      Further Actions.............................................28
         5.8      Regulatory Approvals........................................29
         5.9      Certain Notifications.......................................29
         5.10     Securities Laws.............................................29
         5.11     Disposition of MNAC Subsidiaries............................29
         5.12     Resignations and Elections of Directors.....................29
         5.13     Registration Rights  Agreement..............................29
         5.14     Plan of Reorganization......................................30
         5.15     Directors and Officer Liability.............................30


ARTICLE 6. CLOSING CONDITIONS.................................................30
         6.1      Conditions to Obligations of CorVu and MNAC.................30
         6.2      Conditions to Obligations of CorVu..........................31
         6.3      Conditions to Obligations of MNAC...........................32


ARTICLE 7. TERMINATION AND ABANDONMENT........................................33
         7.1      Termination.................................................33
         7.2      Effect of Termination.......................................36


ARTICLE 8. MISCELLANEOUS......................................................37
         8.1      Amendment and Modification..................................37
         8.2      Waiver of Compliance; Consents..............................37
         8.3      Investigation; Survival of Representations and Warranties...37
         8.4      Notices.....................................................37
         8.5      Assignment..................................................38
         8.6      Governing Law...............................................38
         8.7      Counterparts................................................39
         8.8      Knowledge...................................................39
         8.9      Interpretation..............................................39
         8.10     Publicity...................................................39
         8.11     Entire Agreement............................................39
         8.12     Severability................................................39
         8.13     Specific Performance........................................39
         8.14     Expenses....................................................40


         EXHIBITS:

         Exhibit A:........Plan of Merger
         Exhibit B:........Form of Articles of Incorporation
         Exhibit C:........Form of Bylaws
         Exhibit D:........Form of Registration Rights Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is dated as of November 17, 1999, by and between CorVu Corporation, a Minnesota corporation ("CorVu") and Minnesota American, Inc., a Minnesota corporation (the "MNAC").

         WHEREAS, the Boards of Directors of CorVu and MNAC have approved the merger of CorVu with and into MNAC (the "Merger") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE 1.
                        THE MERGER; CONVERSION OF SHARES

         1.1......The Merger. Subject to the terms and conditions of this
Agreement, at the Effective Time (as defined in Section 1.2 hereof), CorVu shall be merged with and into MNAC in accordance with the provisions of the Minnesota Business Corporation Act (the "MBCA"), whereupon the separate corporate existence of CorVu shall cease, and MNAC shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers, and franchises and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of CorVu and MNAC, all as more fully described in the MBCA.

         1.2......Effective Time. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or, to the extent permitted hereunder, waived on the Closing Date (as defined in Section 2.1), MNAC and CorVu will file, or cause to be filed, with the Secretary of State of the State of Minnesota, articles of merger for the Merger, which articles of merger shall include the Plan of Merger attached hereto as Exhibit A and be in the form required by and executed in accordance with the applicable provisions of the MBCA. The Merger shall become effective at the time such filing is made or, if agreed to by CorVu and MNAC, such later time or date set forth in the Articles of Merger (the "Effective Time").

         1.3......Conversion of Shares. At the Effective Time, by virtue of the
Merger and without any action on the part of CorVu or MNAC or any holder of any share of capital stock of CorVu or MNAC:

                  (a) Each share of common stock of CorVu, $.01 par value per share ("CorVu Common Stock"), issued and outstanding immediately prior thereto (except for shares as to which the holders thereof have asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA and pursuant to Section 1.4 below) shall be converted into, subject to Section 1.6(f), the right to receive 1.125 (the "Conversion Ratio") shares of common stock of MNAC, par value $.01 per share (the "MNAC Common Stock").

                  (b) Each share of MNAC Common Stock and each share of MNAC Preferred Stock issued and outstanding immediately prior to the Effective Time shall (except for shares as to which the holders thereof have asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA and pursuant to Section 1.5 below) remain issued and outstanding and unaffected by the Merger.

         1.4......CorVu Dissenters' Rights.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of CorVu Common Stock held by a holder who has properly asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA with respect to such shares and who, as of the Effective Time, has not effectively withdrawn or lost such rights shall not be converted into or represent a right to receive shares of MNAC Common Stock pursuant to Section 1.3(a), but the holder thereof shall only be entitled to such rights as are granted by the MBCA.

                  (b) Notwithstanding the provisions of subsection (a) of this Section, if any holder of CorVu Common Stock who asserts dissenters' rights with respect to such CorVu Common Stock under the MBCA effectively withdraws or loses (through failure to perfect or otherwise) such dissenters' rights then, as of the later of the Effective Time or the occurrence of such event, such holder's CorVu Common Stock shall automatically be converted into and represent only the right to receive the shares of MNAC Common Stock as provided in
         Section 1.3(a), without interest thereon, upon surrender of the certificate or certificates representing such CorVu Common Stock.

                  (c) CorVu shall give MNAC (i) prompt notice of any notice of intent to assert dissenters' rights with respect to any CorVu Common Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by CorVu and (ii) the opportunity to participate in all negotiations and proceedings with respect to assertion of dissenters' rights with respect to CorVu Common Stock under the MBCA. CorVu shall not, except with the prior written consent of MNAC, voluntarily make any payment with respect to any assertion of dissenters' rights with respect to CorVu Common Stock or offer to settle or settle any such demands.

         1.5      MNAC Dissenters' Rights

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of MNAC Common Stock or MNAC Preferred Stock held by a holder who has properly asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA with respect to such shares and not otherwise withdrawn or lost such rights with respect thereto shall not represent shares of Common Stock or Preferred Stock of the Surviving Corporation, but the holder thereof shall only be entitled to such rights as are granted by the MBCA.

                  (b) MNAC shall give CorVu (i) prompt notice of any notice of intent to assert dissenters' rights with respect to any MNAC Common Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by MNAC and (ii) the opportunity to participate in all negotiations and proceedings with respect to assertion of dissenters' rights with respect to MNAC Common Stock under the MBCA. MNAC shall not, except with the prior written consent of CorVu, voluntarily make any payment with respect to any assertion of dissenters' rights with respect to MNAC Common Stock or offer to settle or settle any such demands.

         1.6      Exchange of CorVu Common Stock.

                  (a) At or prior to the Effective Time, MNAC shall cause MNAC's stock transfer agent to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, with respect to the shares of MNAC Common Stock into which shares of CorVu Common Stock have been converted pursuant to Section 1.3(a), MNAC shall deliver written instructions to the transfer agent instructing such transfer agent to issue such shares of MNAC Common Stock pursuant to the provisions of this Section 1.6. As promptly as practicable after the Effective Time, MNAC shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of CorVu Common Stock ("CorVu Certificates"), who has not previously delivered such CorVu Certificates to MNAC at the Closing, a form letter of transmittal and instructions for such holder's use in effecting the surrender of the CorVu Certificates in exchange for certificates representing shares of MNAC Common Stock and cash in lieu of any fractional shares.

                  (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of CorVu Common Stock, upon surrender to the Exchange Agent of one or more CorVu Certificates for cancellation, together with a duly executed letter of transmittal, (i) one or more certificates representing the number of whole shares of MNAC Common Stock into which the shares represented by the CorVu Certificate(s) shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the shares represented by the CorVu Certificate(s) shall have been converted pursuant to Section 1.6(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.6(c), and the CorVu Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of CorVu Common Stock that is not registered in the transfer records of CorVu, it shall be a condition to the issuance of shares of MNAC Common Stock that the CorVu Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (c) Holders of CorVu Common Stock will be entitled to any dividends or other distributions pertaining to the MNAC Common Stock received in exchange therefor that become payable to persons who are holders of record of MNAC Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their CorVu Certificates for exchange. MNAC shall deposit with the Exchange Agent any such dividend or other distributions, and subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such CorVu Certificates are surrendered to the Exchange Agent for exchange.

                  (d) All certificates evidencing shares of MNAC Common Stock that are issued upon the surrender for exchange of CorVu Certificates in accordance with the terms hereof, together with any cash paid for fractional shares pursuant to Section 1.6(f) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of CorVu Common Stock represented by the surrendered CorVu Certificates. All certificates evidencing shares of MNAC Common Stock that are issued in accordance with the terms hereof shall bear the following legend:

                  "The securities represented by this certificate have not been registered under the federal Securities Act of 1933, as amended, or applicable state securities laws and may not be sold, transferred, assigned, pledged, offered or otherwise disposed in the absence of an effective registration statement under applicable securities laws or an opinion of counsel reasonably satisfactory to the issuer that such registration is not required."

                  (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CorVu Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, CorVu Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1. As of the Effective Time, the holders of CorVu Certificates representing shares of CorVu Common Stock shall cease to have any rights as stockholders of CorVu, except such rights, if any, as they may have pursuant to the MBCA or this Agreement. Except as provided above, until such CorVu Certificates are surrendered for exchange, each such CorVu Certificate shall, after the Effective Time, represent for all purposes only the right to receive a certificate or certificates evidencing the number of whole shares of MNAC Common Stock into which the shares of CorVu Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, the right to receive the cash value of any fraction of a share of MNAC Common Stock as provided in Section 1.6(f) hereof and the right to receive any dividends or distributions as provided in Section 1.6(c).

                  (f) No fractional shares of MNAC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of MNAC shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of MNAC. All fractional shares of MNAC Common Stock to which a holder of CorVu Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple CorVu Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of CorVu Common Stock who otherwise would be entitled to receive such fractional share of MNAC Common Stock an amount of cash (without interest) determined by multiplying (i) the average of the closing "bid" and "ask" prices of a share of MNAC Common Stock as reported by the Nasdaq OTC Bulletin Board on the Closing Date (or if no prices are quoted for such Closing Date, the most recent trading day preceding the Closing Date), by (ii) the fractional share of MNAC Common Stock to which such holder would otherwise be entitled. MNAC will make available to the Exchange Agent any cash necessary for this purpose.

                  (g) In the event any CorVu Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed CorVu Certificates, upon the holder thereof making of an affidavit of such fact and agreeing to indemnify and hold harmless MNAC from any costs and expenses of such lost certificate later being presented for exchange, such shares of MNAC Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 1.

         1.7      Stock Options and Warrants.

                  (a) Each option or warrant to purchase shares of CorVu Common Stock that is outstanding at the Effective Time, whether or not exercisable and whether or not vested (a "CorVu Option"), shall, without any action on the part of CorVu or the holder thereof, be assumed by MNAC in such manner that MNAC (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder, or (ii) to the extent that Section 424 of the Code does not apply to any such CorVu Option, would be such a corporation if Section 424 of the Code were applicable to such CorVu Option. MNAC shall assume CorVu's 1996 Stock Option Plan (the "CorVu Option Plan"). From and after the Effective Time, all references to CorVu in the CorVu Options shall be deemed to refer to the Surviving Corporation. The CorVu Options assumed by MNAC shall be exercisable upon the same terms and conditions as under the CorVu Options (including provisions regarding vesting and the acceleration thereof) except that (i) such CorVu Options shall entitle the holder to purchase from the Surviving Corporation the number of shares of MNAC Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Ratio multiplied by the number of shares of CorVu Common Stock subject to such CorVu Option immediately prior to the Effective Time, (ii) the option exercise price per share of MNAC Common Stock shall be an amount (rounded up to the nearest full cent) equal to the exercise price per share of CorVu Common Stock in effect immediately prior to the Effective Time divided by the Conversion Ratio, and (iii) the CorVu Options shall vest to the extent required pursuant to the current terms of such CorVu Options or other agreements as described in
         Section 4.3 of the CorVu Disclosure Schedule (as defined below). Except to the extent required pursuant to the current terms of such CorVu Options or other agreements as described in Section 4.3 of the CorVu Disclosure Schedule, CorVu shall not take any action to accelerate the vesting of any CorVu Options.

                  (b) As promptly as practicable after the Effective Time, the Surviving Corporation shall issue to each holder of a CorVu Option a written instrument informing such holder of the assumption by MNAC of such CorVu Option. MNAC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MNAC Common Stock for delivery upon exercise of CorVu Options pursuant to the terms set forth in this Section 1.7. MNAC shall use its commercially reasonable efforts to cause those CorVu Options that qualified as incentive stock options prior to the Effective Time to continue to qualify as incentive stock options immediately after the Effective Time. As promptly as practicable after the Surviving Corporation becomes subject to the reporting obligations of Section 13 of the Securities Exchange Act of 1934 (the "1934 Act"), MNAC shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of MNAC Common Stock subject to CorVu Options issued under the CorVu Option Plan and shall use commercially reasonable efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as such CorVu Options remain outstanding.

         1.8 Capitalization Changes. If, between the date of this Agreement and the Effective Time, the outstanding shares of MNAC Common Stock or CorVu Common Stock shall have been changed into or exchanged in accordance with the terms of Sections 5.1 or 5.2, respectively, for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction, the Conversion Ratio and calculations set forth in this Agreement shall be appropriately adjusted to reflect such reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction. This section shall not constitute either party's consent to the other party effecting such reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction.

         1.9 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of MNAC, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth on Exhibit B to this Agreement.

         1.10 Bylaws of the Surviving Corporation. The Bylaws of MNAC, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth on Exhibit C to this Agreement.

         1.11 Directors and Officers of the Surviving Corporation. As of the Effective Time, the officers and directors of MNAC shall resign and be replaced by such persons as are designated by CorVu; provided that CorVu agrees to (i) designate an uneven number of members of the Surviving Corporation's Board of Directors with a majority being outside directors, and (ii) designate two members of the current MNAC Board of Directors to serve as directors of the Surviving Corporation in accordance with the MBCA and the Articles of Incorporation and Bylaws of the Surviving Corporation.


                                   ARTICLE 2.
                                     CLOSING

         2.1 Time and Place. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 11:00 a.m., local time, on the date that the later of the Required MNAC Shareholder Vote (as defined in Section 3.2) and the Required CorVu Shareholder Vote (as defined in Section 4.2) is obtained, or as soon thereafter as is reasonably practicable, and in any event no later than the second business day after all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as CorVu and MNAC may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree.

         2.2 Filings at the Closing. At the Closing, subject to the provisions of Article 6, CorVu and MNAC shall cause the Articles of Merger to be filed in accordance with the provisions of Section 302A.615 of the MBCA, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.


                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF MNAC

         Except as set forth in a document of even date herewith and concurrently delivered herewith, referring specifically to the representations and warranties in this Agreement that identifies by section number to which such disclosure relates (the "MNAC Disclosure Schedule"), MNAC hereby makes the following representations and warranties to CorVu:

         3.1 Organization. MNAC and each subsidiary of MNAC (referred to herein as a "MNAC Subsidiary") is a corporation duly organized, validly existing, and, to the extent applicable under the laws of such jurisdiction, in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a MNAC Material Adverse Effect (as defined below). MNAC and each MNAC Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect (as defined below). "MNAC Material Adverse Effect" means an effect that is materially adverse to (i) the business of MNAC and the MNAC Subsidiaries, considered as a whole, (ii) MNAC's ability to perform any of its material obligations under this Agreement or to consummate the Merger, or (iii) the ability of the Surviving Corporation to conduct the business of the Surviving Corporation following the Effective Time, except in each case for (x) any occurrence or condition affecting MNAC's or the Surviving Corporation's industry generally, or (y) any changes in general economic, regulatory or political conditions. The jurisdictions in which MNAC and each MNAC Subsidiary are incorporated are listed in the MNAC Disclosure Schedule. MNAC has heretofore delivered or made available to CorVu or its advisers complete and accurate copies of the Articles of Incorporation, Bylaws and other governing instruments of MNAC and each MNAC Subsidiary, as currently in effect, and of the organizational documents and agreements defining the rights of MNAC or any MNAC Subsidiary with respect to any material joint ventures, partnerships or other business in which MNAC owns a less-than-100% interest. Neither MNAC nor any MNAC Subsidiary, directly or indirectly, owns or controls or has any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to MNAC and its Subsidiaries, considered as a whole.

         3.2 Authorization. MNAC has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby. The execution and delivery by MNAC of this Agreement and the other agreements contemplated hereby to which MNAC is a party, and the consummation by MNAC of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by MNAC's Board of Directors, no other action of MNAC's Board of Directors or corporate proceeding on the part of MNAC or any Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the approval and adoption of this Agreement and approval of the Merger by the holders of a majority of the shares of MNAC Common Stock outstanding as of the record date of MNAC's shareholder meeting (the "Required MNAC Shareholder Vote"), no other action of MNAC's Board of Directors or corporate action on the part of MNAC or any Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MNAC and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of MNAC, enforceable against MNAC in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

         3.3 Capitalization. As of the date hereof, the authorized capital stock of MNAC consists of (i) 10,000,000 shares of MNAC Common Stock, par value $.01 per share, of which 3,959,610 shares are issued and outstanding, and (ii) 1,000,000 shares of MNAC Preferred Stock, par value $10.00 per share, of which 39,226 are issued or outstanding. All issued and outstanding shares of capital stock of each MNAC Subsidiary are owned, beneficially and of record, by MNAC, free and clear of any mortgage, pledge, security interest, encumbrance, lien or other charge of any kind ("Lien"). All issued and outstanding shares of MNAC Common Stock and Preferred Stock have been, and the shares of MNAC Common Stock to be issued pursuant to Article 1 will be, when issued, duly authorized, validly issued, fully paid and nonassessable. Except for options and warrants to purchase an aggregate 742,000 shares of MNAC Common Stock listed in the MNAC Disclosure Schedule, as of the date of this Agreement, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which MNAC or any MNAC Subsidiary is a party that, directly or indirectly, (i) obligate MNAC or any MNAC Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by MNAC or any MNAC Subsidiary of any shares of its capital stock, or (iii) to the knowledge of MNAC, relate to the voting or control of such capital stock. The MNAC Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire MNAC Common Stock, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. None of such options, warrants or other rights shall be subject to adjustment or modification as a result of the Merger.

         3.4 Financial Statements. MNAC's audited consolidated financial statements at and for the year ended September 30, 1999 (the "MNAC 1999 Financials"), (i) were prepared in accordance with United States generally accepted accounting principles ("US GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (ii) fairly present in all material respects the consolidated financial position of MNAC as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved. The statements of earnings included in the MNAC 1999 Financials do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with US GAAP, except as expressly specified in the applicable statement of operations or notes thereto.

         3.5 Absence of Undisclosed Liabilities. Neither MNAC nor any MNAC Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of MNAC as of September 30, 1999 contained in MNAC 1999 Financials (the "MNAC Audited Balance Sheet") or in the notes thereto, (b) liabilities incurred since September 30, 1999 in the ordinary course of business and of a type and in an amount consistent with past practice, and (c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect.

         3.6 Consents and Approvals. Except for (i) any applicable requirements of the Securities Act of 1933 and regulations thereunder (the "1933 Act") and state securities laws, (ii) obtaining the Required MNAC Shareholder Vote, and
(iii) the filing and recordation of appropriate merger documents as required by the MBCA, the authorization and approval by MNAC's Board of Directors and the execution and delivery by MNAC of this Agreement and the other agreements contemplated hereby to which MNAC is a party and the consummation by MNAC of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of MNAC or any MNAC Subsidiary; (b) violate any statute, law, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (a "Governmental Body") or any nongovernmental self-regulatory agency) by which MNAC or any MNAC Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 3.3) on any of the properties or assets of MNAC or any MNAC Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which MNAC or any MNAC Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent MNAC from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect. Section 3.6 of the MNAC Disclosure Schedule lists each note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which MNAC or any MNAC Subsidiary is a party, or by which it or any of its properties or assets may be bound, under or with respect to which the transactions contemplated by this Agreement will result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of MNAC or any MNAC Subsidiary, except for violations, defaults, losses, rights and Liens that would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect.

         3.7 Compliance with Laws. To the best of MNAC's knowledge, neither MNAC nor any MNAC Subsidiary is in default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect.

         3.8 Litigation. There are no claims, actions, suits, proceedings or, to the knowledge of MNAC, investigations or reviews of any kind, pending or, to the knowledge of MNAC, threatened in writing, against MNAC or any MNAC Subsidiary or any asset or property of MNAC or any MNAC Subsidiary, except for such claims, actions, suits, proceedings, investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect.

         3.9 Absence of Material Adverse Changes. Since September 30, 1999 there has not been any (a) MNAC Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that would, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect; or (c) material change by MNAC or any MNAC Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by MNAC's independent public accountants.

         3.10 Officers, Directors and Employees. Prior to the date hereof, MNAC has provided to CorVu a list that completely and accurately sets forth the name and current annual salary rate of each officer of MNAC or any MNAC Subsidiary whose total remuneration for the last fiscal year was, or for the current fiscal year is expected to be, in excess of $75,000, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The MNAC Disclosure Schedule completely and accurately sets forth (i) the names of all former officers of MNAC or of any MNAC Subsidiary whose employment with MNAC or any MNAC Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and
(ii) the names of the officers (with all positions and titles indicated) and directors of MNAC and of each MNAC Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse
Effect: (i) no unfair labor practice complaint against MNAC or any MNAC Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of MNAC, threatened in writing against or involving MNAC or any MNAC Subsidiary; (ii) no unionizing efforts have, to the knowledge of MNAC, been made by employees of MNAC or any MNAC Subsidiary, neither MNAC nor any MNAC Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by MNAC or any MNAC Subsidiary; and
(iii) there is no labor dispute pending or, to the knowledge of MNAC, threatened in writing between MNAC or any MNAC Subsidiary and its employees.

         3.11 Taxes. Except for such matters that, individually or in the aggregate, would not have a MNAC Material Adverse Effect, (i) MNAC and each MNAC Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them; (ii) MNAC and each MNAC Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings and (iii) the liabilities and reserves for taxes reflected on MNAC Audited Balance Sheet are adequate to cover all taxes payable by MNAC or any MNAC Subsidiary for all taxable periods and portions thereof ending on or before the dates thereof. To MNAC's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by MNAC or any MNAC Subsidiary, other than audits and claims that, individually and in the aggregate, are not reasonably expected to have a MNAC Material Adverse Effect. Neither MNAC nor any MNAC Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Neither MNAC nor any MNAC Subsidiary has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. MNAC is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

         For the purposes of this Agreement, "tax" shall mean and include taxes, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority (together with any interest, penalties and additions to tax imposed with respect thereto), including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability for taxes arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability for taxes under any tax allocation, tax sharing, tax indemnity, or similar agreement.

         3.12 Contracts. The MNAC Disclosure Schedule lists, and MNAC has heretofore furnished to CorVu complete and accurate copies of (or, if oral, the MNAC Disclosure Schedule states all material provisions of), (a) every employment, material consulting, severance or change of control agreement or arrangement for the benefit of any director, officer, employee, other person or shareholder of MNAC or any MNAC Subsidiary or any affiliate thereof in effect as of the date of this Agreement to which MNAC or any MNAC Subsidiary is a party or by which MNAC or any MNAC Subsidiary or any of their properties or assets is bound, and (b) every contract, agreement, or understanding to which MNAC or any MNAC Subsidiary is a party that would reasonably be expected to involve payments by or to MNAC or any MNAC Subsidiary in excess of $50,000 during MNAC's current 2000 fiscal year or in excess of $100,000 in the aggregate during MNAC's 2000 and 2001 fiscal years, or would have a MNAC Material Adverse Effect, or that is material and was not made in the ordinary course of business. Neither MNAC nor any MNAC Subsidiary is in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to MNAC and the MNAC Subsidiaries considered as a whole, except for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect. As of the date of this Agreement, neither MNAC nor any MNAC Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) that restricts MNAC's, or after the Merger would restrict the Surviving Corporation's, ability to conduct any line of business, or (ii) that imposes on MNAC or any MNAC Subsidiary material obligations not reflected in the MNAC 1999 Financials.

         3.13 Intellectual Property Rights. The MNAC Disclosure Schedule contains a complete and accurate list of all material patents, trademarks, trade names, service marks, copyrights, and all applications for or registrations of any of the foregoing as to which MNAC or any MNAC Subsidiary is the owner or a licensee (the "MNAC Intellectual Property"). MNAC and each MNAC Subsidiary owns, free and clear of any Lien (as defined in Section 3.3), other than Liens granted in connection with MNAC's credit facility and Liens that would not be reasonably expected to have a MNAC Material Adverse Effect, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing comprising MNAC Intellectual Property. No claim has been asserted or, to the knowledge of MNAC, threatened in writing by any person, with respect to the use of MNAC Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a MNAC Material Adverse Effect. To the knowledge of MNAC, neither the use of MNAC Intellectual Property by MNAC or any MNAC Subsidiary in the present conduct of its business nor any product or service of MNAC or any Subsidiary infringes on the valid intellectual property rights of any person in a manner that, individually or in the aggregate, would reasonably be expected to have a MNAC Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect, (i) all MNAC Intellectual Property listed in the MNAC Disclosure Schedule has the status indicated therein and, unless provided otherwise, all applications are still pending in good standing and have not been abandoned, and (ii) to the knowledge of MNAC, the MNAC Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. To the knowledge of MNAC, no person or entity nor such person's or entity's business or products has infringed, or misappropriated any MNAC Intellectual Property, or currently is infringing, or misappropriating any MNAC Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect.

         3.14 Year 2000 Compliance. To the best of MNAC's knowledge, all hardware and software used by MNAC in the ordinary course of business is Year 2000 Compatible. For purposes of this Agreement, "Year 2000 Compatible" means that neither performance nor functionality is affected by dates prior to, during, spanning or after January 1, 2000, and shall include, but not be limited to: (i) accurately processing (including, but not limited to, calculating, comparing and sequencing) date/time data from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000 and leap year calculations; (ii) functioning without error, interruption or decreased performance relating to such date/time data; (iii) accurately processing such date/time data when used in combination with other Year 2000 Compatible technology; (iv) accurate date/time data century recognition; (v) calculations that accurately use same-century and multi-century formulas and date/time values; (vi) date/time interface values that reflect the correct century; and
(vii) processing, storing, receiving and outputting all date/time data in a format that accurately indicates the century of the date/time data.

         3.15     Benefit Plans.

                  (a) Neither MNAC nor any MNAC Subsidiary sponsors, maintains, contributes to, or has, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by MNAC or any MNAC Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and MNAC or such MNAC Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that would not, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect.

                  (b) Neither MNAC nor any MNAC Subsidiary sponsors, maintains, contributes to, or has, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

                  (c) Neither MNAC nor any MNAC Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by MNAC or any MNAC Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither MNAC nor any MNAC Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of
         Section 501(c)(9) of the Code.

                  (d) Neither MNAC nor any MNAC Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any MNAC employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "MNAC Compensation Plans").

                  (e) With respect to the Pension Plans, Welfare Plans or MNAC Compensation Plans, no event has occurred and, to the knowledge of MNAC, there exists no condition or set of circumstances, in connection with which MNAC or any MNAC Subsidiary would be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law that would, individually or in the aggregate, reasonably be expected to have a MNAC Material Adverse Effect.

                  (f) The IRS has issued favorable determination letters with respect to all MNAC and MNAC Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code. MNAC has provided or made available to CorVu summaries of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of all annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals. MNAC has provided or made available to CorVu (i) copies of all employment agreements with officers of MNAC or any MNAC Subsidiary (or copies of forms of agreements setting forth representative employment terms and conditions); (ii) copies of all severance, bonus or incentive agreements, programs and policies of MNAC or any MNAC Subsidiary with or relating to any of its employees; and (iii) copies of all plans, programs, agreements and other arrangements of MNAC or any MNAC Subsidiary with or relating to any of its employees that contain change in control provisions.

                  (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any MNAC or MNAC Subsidiary Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits.

         3.16 Minute Books. MNAC has previously made available to CorVu or its representatives all of the minutes of meetings of and corporate actions or written consents by the shareholders, Boards of Directors, and committees of the Boards of Directors of MNAC and each MNAC Subsidiary.

         3.17 No Finders. No act of MNAC or any MNAC Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified in the MNAC Disclosure Schedule to those parties identified thereon who have acted as a finder for MNAC or have been retained by MNAC as financial advisors pursuant to the agreements or other documents described in the MNAC Disclosure Schedule, copies of which have been provided or made available to CorVu or its advisors prior to the date of this Agreement.

         3.18 Proxy Statement. The MNAC Proxy Statement (as defined in Section
5.5 hereof) and any amendments or supplements thereto (i) will comply in all material respects with all applicable laws, and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by MNAC with respect to information relating to CorVu or any affiliate of CorVu supplied by CorVu specifically for inclusion in the Proxy Statement.

         3.19 State Takeover Laws. The Board of Directors of MNAC has approved the transactions contemplated by this Agreement, such that the provisions of
Section 302A.673 (entitled "Business Combinations") of the MBCA will not apply to this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF CORVU

         Except as set forth in a document of even date herewith and concurrently delivered herewith, referring specifically to the representations and warranties in this Agreement that identifies by section number to which such disclosure relates (the "CorVu Disclosure Schedule"), CorVu hereby makes the following representations and warranties to MNAC:

         4.1 Organization. CorVu and each subsidiary of CorVu (referred to herein as a "CorVu Subsidiary") is a corporation duly organized, validly existing, and, to the extent applicable under the laws of such jurisdiction, is in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a CorVu Material Adverse Effect (as defined below). CorVu and each CorVu Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect (as defined below). "CorVu Material Adverse Effect" means an effect that is materially adverse to (i) the business of CorVu and the CorVu Subsidiaries, considered as a whole, (ii) CorVu's ability to perform any of its material obligations under this Agreement or to consummate the Merger, or
(iii) the ability of the Surviving Corporation to conduct the business of the Surviving Corporation following the Effective Time, except in each case for (x) any occurrence or condition affecting CorVu's or the Surviving Corporation's industry generally, or (y) any changes in general economic, regulatory or political conditions. The jurisdictions in which CorVu and each CorVu Subsidiary are incorporated are listed in the CorVu Disclosure Schedule. CorVu has heretofore delivered or made available to MNAC or its advisers complete and accurate copies of the Articles of Incorporation, Bylaws and other governing instruments of CorVu and each CorVu Subsidiary, as currently in effect, and of the organizational documents and agreements defining the rights of CorVu or any CorVu Subsidiary with respect to any material joint ventures, partnerships or other business in which CorVu owns a less-than-100% interest. Neither CorVu nor any CorVu Subsidiary, directly or indirectly, owns or controls or has any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to CorVu and its Subsidiaries, considered as a whole.

         4.2 Authorization. CorVu has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby. The execution and delivery by CorVu of this Agreement and the other agreements contemplated hereby to which CorVu is a party, and the consummation by CorVu of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by CorVu's Board of Directors, no other action of CorVu's Board of Directors or corporate proceeding on the part of CorVu or any Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the approval and adoption of this Agreement and approval of the Merger by the holders of a majority of the shares of CorVu Common Stock outstanding as of the record date of CorVu's shareholder meeting (the "Required CorVu Shareholder Vote"), no other action of CorVu's Board of Directors or corporate action on the part of CorVu or any Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CorVu and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of CorVu , enforceable against CorVu in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

         4.3 Capitalization. As of the date hereof, the authorized capital stock of CorVu consists of (i) 25,000,000 shares of CorVu Common Stock, par value $.01 per share, of which 10,591,893 shares are issued and outstanding, and (ii) 25,000,000 shares of undesignated CorVu stock, par value $.01 per share, none of which are issued or outstanding. All issued and outstanding shares of capital stock of each CorVu Subsidiary are owned, beneficially and of record, by CorVu, free and clear of any Lien. All issued and outstanding shares of CorVu Common Stock have been validly issued, are fully paid and nonassessable. Except for options and warrants to purchase an aggregate 3,599,500 shares of CorVu Common Stock listed in CorVu Disclosure Schedule, as of the date of this Agreement there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which CorVu or any CorVu Subsidiary is a party that, directly or indirectly, (i) obligate CorVu or any CorVu Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by CorVu or any CorVu Subsidiary of any shares of its capital stock, or (iii) to the knowledge of CorVu, relate to the voting or control of such capital stock. The CorVu Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire CorVu Common Stock, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. No consent of holders of CorVu Options is required to carry out the provisions of Section 1.7.

         4.4 Financial Statements. CorVu's audited consolidated financial statements at and for the year ended June 30, 1999 and unaudited consolidated financial statements at and for the quarter ended September 30, 1999 (collectively the "CorVu 1999 Financials"), (i) were prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and (ii) fairly present in all material respects the consolidated financial position of CorVu as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not, individually or in the aggregate, expected to have a CorVu Material Adverse Effect). The statements of earnings included in the CorVu 1999 Financials do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with US GAAP, except as expressly specified in the applicable statement of operations or notes thereto.

         4.5 Absence of Undisclosed Liabilities. Neither CorVu nor any CorVu Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of CorVu as of June 30, 1999 contained in CorVu 1999 Financials (the "CorVu Audited Balance Sheet") or in the notes thereto, (b) liabilities or obligations that are accrued or reserved against in the unaudited balance sheet of CorVu as of September 30, 1999 (the "CorVu Interim Balance Sheet"), (c) liabilities incurred since September 30, 1999 in the ordinary course of business and of a type and in an amount consistent with past practice, and (d) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect.

         4.6 Consents and Approvals. Except for (i) any applicable requirements of the 1933 Act and state securities laws, (ii) obtaining the Required CorVu Shareholder Vote, and (iii) the filing and recordation of appropriate merger documents as required by the MBCA, the authorization and approval by CorVu's Board of Directors and the execution and delivery by CorVu of this Agreement and the other agreements contemplated hereby to which CorVu is a party and the consummation by CorVu of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of CorVu or any CorVu Subsidiary; (b) violate any statute, law, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (a "Governmental Body") or any nongovernmental self-regulatory agency) by which CorVu or any CorVu Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 4.3) on any of the properties or assets of CorVu or any CorVu Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which CorVu or any CorVu Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses
(b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent CorVu from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect.
Section 4.6 of CorVu Disclosure Schedule lists each note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which CorVu or any CorVu Subsidiary is a party, or by which it or any of its properties or assets may be bound, under or with respect to which the transactions contemplated by this Agreement will result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of CorVu or any CorVu Subsidiary, except for violations, defaults, losses, rights and Liens that would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect.

         4.7 Compliance with Laws. To the best of CorVu's knowledge, neither CorVu nor any CorVu Subsidiary is in default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect.

         4.8 Litigation. There are no claims, actions, suits, proceedings or, to the knowledge of CorVu, investigations or reviews of any kind, pending or, to the knowledge of CorVu, threatened in writing, against CorVu or any CorVu Subsidiary or any asset or property of CorVu or any CorVu Subsidiary, except for such claims, actions, suits, proceedings, investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect.

         4.9 Absence of Material Adverse Changes. Since September 30, 1999 there has not been any (a) CorVu Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that would, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect; or (c) material change by CorVu or any CorVu Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by CorVu's independent public accountants.

         4.10 Officers, Directors and Employees. Prior to the date hereof, CorVu has provided to MNAC a list that completely and accurately sets forth the name and current annual salary rate of each officer of CorVu or any CorVu Subsidiary whose total remuneration for the last fiscal year was, or for the current fiscal year is expected to be, in excess of $75,000, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The CorVu Disclosure Schedule completely and accurately sets forth (i) the names of all former officers of CorVu or of any CorVu Subsidiary whose employment with CorVu or any CorVu Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and
(ii) the names of the officers (with all positions and titles indicated) and directors of CorVu and of each CorVu Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect: (i) no unfair labor practice complaint against CorVu or any CorVu Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of CorVu, threatened in writing against or involving CorVu or any CorVu Subsidiary;
(ii) no unionizing efforts have, to the knowledge of CorVu, been made by employees of CorVu or any CorVu Subsidiary, neither CorVu nor any CorVu Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by CorVu or any CorVu Subsidiary; and (iii) there is no labor dispute pending or, to the knowledge of CorVu, threatened in writing between CorVu or any CorVu Subsidiary and its employees.

         4.11 Taxes. Except for such matters that, individually or in the aggregate, would not have a CorVu Material Adverse Effect, (i) CorVu and each CorVu Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them;
(ii) CorVu and each CorVu Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings and (iii) the liabilities and reserves for taxes reflected on the CorVu Audited Balance Sheet or CorVu Interim Balance Sheet are adequate to cover all taxes payable by CorVu or any CorVu Subsidiary for all taxable periods and portions thereof ending on or before the dates thereof. To CorVu's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by CorVu or any CorVu Subsidiary, other than audits and claims that, individually and in the aggregate, are not reasonably expected to have a CorVu Material Adverse Effect. Neither CorVu nor any CorVu Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Neither CorVu nor any CorVu Subsidiary has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. CorVu is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

         4.12 Contracts. The CorVu Disclosure Schedule lists, and CorVu has heretofore furnished to MNAC complete and accurate copies of (or, if oral, the CorVu Disclosure Schedule states all material provisions of), (a) every employment, material consulting, severance or change of control agreement or arrangement for the benefit of any director, officer, employee, other person or shareholder of CorVu or any CorVu Subsidiary or any affiliate thereof in effect as of the date of this Agreement to which CorVu or any CorVu Subsidiary is a party or by which CorVu or any CorVu Subsidiary or any of their properties or assets is bound, and (b) every contract, agreement, or understanding to which CorVu or any CorVu Subsidiary is a party that would reasonably be expected to involve payments by or to CorVu or any CorVu Subsidiary in excess of $50,000 during CorVu's current 2000 fiscal year or in excess of $100,000 in the aggregate during CorVu's 2000 and 2001 fiscal years, or would have a CorVu Material Adverse Effect, or that is material and was not made in the ordinary course of business. Neither CorVu nor any CorVu Subsidiary is in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to CorVu and the CorVu Subsidiaries considered as a whole, except for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect. As of the date of this Agreement, neither CorVu nor any CorVu Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) that restricts CorVu's, or after the Merger would restrict the Surviving Corporation's, ability to conduct any line of business, or (ii) that imposes on CorVu or any CorVu Subsidiary material obligations not reflected in the CorVu 1999 Financials.

         4.13 Intellectual Property Rights. The CorVu Disclosure Schedule contains a complete and accurate list of all material patents, trademarks, trade names, service marks, copyrights, and all applications for or registrations of any of the foregoing as to which CorVu or any CorVu Subsidiary is the owner or a licensee (the "CorVu Intellectual Property"). CorVu and each CorVu Subsidiary owns, free and clear of any Lien (as defined in Section 3.3), other than Liens granted in connection with CorVu's credit facility and Liens that would not be reasonably expected to have a CorVu Material Adverse Effect, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing comprising CorVu Intellectual Property. No claim has been asserted or, to the knowledge of CorVu, threatened in writing by any person, with respect to the use of CorVu Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a CorVu Material Adverse Effect. To the knowledge of CorVu, neither the use of CorVu Intellectual Property by CorVu or any CorVu Subsidiary in the present conduct of its business nor any product or service of CorVu or any Subsidiary infringes on the valid intellectual property rights of any person in a manner that, individually or in the aggregate, would reasonably be expected to have a CorVu Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect,
(i) all CorVu Intellectual Property listed in the CorVu Disclosure Schedule has the status indicated therein and, unless provided otherwise, all applications are still pending in good standing and have not been abandoned, and (ii) to the knowledge of CorVu, the CorVu Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. To the knowledge of CorVu, no person or entity nor such person's or entity's business or products has infringed, or misappropriated any CorVu Intellectual Property, or currently is infringing, or misappropriating any CorVu Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect.

         4.14 Year 2000 Compliance. To the best of CorVu's knowledge, all hardware and software used, and all software developed and sold, by CorVu in the ordinary course of business is Year 2000 Compatible (as defined in Section 3.14).

         4.15     Benefit Plans.

                  (a) Neither CorVu nor any CorVu Subsidiary sponsors, maintains, contributes to, or has, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by CorVu or any CorVu Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and CorVu or such CorVu Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that would not, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect.

                  (b) Neither CorVu nor any CorVu Subsidiary sponsors, maintains, contributes to, or has, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

                  (c) Neither CorVu nor any CorVu Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by CorVu or any CorVu Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither CorVu nor any CorVu Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (d) Neither CorVu nor any CorVu Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any CorVu employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "CorVu Compensation Plans").

                  (e) With respect to the Pension Plans, Welfare Plans or CorVu Compensation Plans, no event has occurred and, to the knowledge of CorVu, there exists no condition or set of circumstances, in connection with which CorVu or any CorVu Subsidiary would be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law that would, individually or in the aggregate, reasonably be expected to have a CorVu Material Adverse Effect.

                  (f) The IRS has issued favorable determination letters with respect to all CorVu and CorVu Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code. CorVu has provided or made available to MNAC summaries of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of all annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals. CorVu has provided or made available to MNAC (i) copies of all employment agreements with officers of any of CorVu or any CorVu Subsidiary (or copies of forms of agreements setting forth representative employment terms and conditions); (ii) copies of all severance, bonus or incentive agreements, programs and policies of any of CorVu or any CorVu Subsidiary with or relating to any of its employees; and (iii) copies of all plans, programs, agreements and other arrangements of any of CorVu or any CorVu Subsidiary with or relating to any of its employees that contain change in control provisions.

                  (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any CorVu or CorVu Subsidiary Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits.

         4.16 Minute Books. CorVu has previously made available to MNAC or its representatives all of the minutes of meetings of and corporate actions or written consents by the stockholders, Boards of Directors, and committees of the Boards of Directors of CorVu and each CorVu Subsidiary.

         4.17 No Finders. No act of CorVu or any CorVu Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments to Jon Adams Financial Co. L.L.P. ("JAF") as described in the CorVu Disclosure Schedule.


                                   ARTICLE 5.
                                    COVENANTS

         5.1 Conduct of Business of MNAC. From the date of this Agreement to the Effective Date, unless CorVu shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, MNAC shall not, directly or indirectly: (a) amend or propose to amend its Articles of Incorporation or Bylaws; (b) issue, sell or grant any of equity securities, or securities convertible into or exchangeable for MNAC equity securities, other than (i) grants of stock options to purchase up to an aggregate 25,000 shares of MNAC Common Stock (net of options terminated or forfeited during such period) at not less than fair market value at the date of grant, and (ii) issuances of shares of MNAC Common Stock pursuant to the exercise or conversion of stock options, warrants or Series A Preferred Stock outstanding on the date of this Agreement or granted pursuant to clause (i) above); (c) reclassify, subdivide or otherwise change outstanding shares of capital stock of MNAC whether by stock dividend, reverse stock split, distribution of securities convertible into MNAC capital stock or otherwise; (d) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or assets thereof; (e) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder; (f) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the foregoing matters; (g) declare or pay any dividend or distribution; or (h) conduct its business other than in the ordinary course on an arm's length basis and in accordance in all material respects with all applicable laws, rules and regulations and MNAC's past custom and practice.

         5.2 Conduct of Business of CorVu. From the date of this Agreement to the Effective Date, unless MNAC shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, CorVu shall not, directly or indirectly: (a) amend or propose to amend its Articles of Incorporation or Bylaws; (b) issue, sell or grant any of equity securities, or securities convertible into or exchangeable for CorVu equity securities, other than the (i) grants of stock options to purchase up to an aggregate 25,000 shares of CorVu Common Stock (net of options terminated or forfeited during such period) at not less than fair market value at the date of grant, (ii) the grant of CorVu shares and warrants to JAF as described in Section 4.17 of the CorVu Disclosure Schedule, (iii) completion of the proposed bridge financing described in Section
5.2 of the CorVu Disclosure Schedule, and (iv) issuances of shares of CorVu Common Stock pursuant to the exercise of stock options or warrants outstanding on the date of this Agreement or granted pursuant to clause (i) above); (c) reclassify, subdivide or otherwise change outstanding shares of capital stock of CorVu whether by stock dividend, reverse stock split, distribution of securities convertible into CorVu capital stock or otherwise; (d) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or assets thereof; (e) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder; (f) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the foregoing matters; (g) declare or pay any dividend or distribution; or (h) conduct its business other than in the ordinary course on an arm's length basis and in accordance in all material respects with all applicable laws, rules and regulations and CorVu's past custom and practice.

         5.3 No Solicitation. MNAC and CorVu shall not, and shall cause their respective officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney, or accountant), not to, directly or indirectly, solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than a party to this Agreement) concerning any proposed Alternative Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following involving MNAC or CorVu, respectively: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction involving capital stock of MNAC or CorVu, respectively; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its shareholders), other than MNAC or CorVu or their respective affiliates, (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than 50% of the outstanding shares of any class of capital stock of MNAC or CorVu, respectively; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 50% of the assets (including, but not limited to, intellectual property assets) of MNAC or CorVu, respectively (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions. MNAC and CorVu will immediately cease and terminate all discussions, if any, that have taken place prior to the date hereof with Third Parties concerning any proposed Alternative Transaction, and will request that such Third Parties promptly return any confidential information furnished by MNAC or CorVu, respectively. MNAC and CorVu will not waive any provision of any confidentiality, standstill or similar agreement entered into with any third party regarding any proposed Alternative Transaction, and prior to the Closing shall enforce all such agreements in accordance with their terms. MNAC and CorVu will promptly communicate to each other the name of the person or entity submitting, and the terms and conditions of, any proposal or written inquiry that it receives after the date hereof in respect of any proposed Alternative Transaction or a reasonably detailed description of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with MNAC or CorVu, respectively, after the date hereof in respect of a proposed Alternative Transaction; provided, however, that this Agreement shall not prohibit the Board of Directors of MANC or CorVu from:

         (i) prior to approval of the Merger by its respective shareholders, furnishing nonpublic information to or affording access to its properties, books or records, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal (as defined below), if, and only to the extent that,

                  (a) the Board of Directors of MNAC or CorVu, as the case may be, determines in good faith after consultation with its independent legal counsel, that such action is so required under applicable law in order for the Board of Directors or MNAC or CorVu, as the case may be, to comply with its applicable fiduciary duties to its shareholders imposed by law,

                  (b) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such person or entity after the date hereof, MNAC or CorVu, as the case may be (x) provides at least 24 hours prior written notice to the other party to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such person or entity, and naming and identifying the person or entity making the Superior Proposal, and (y) receives from such person or entity an executed confidentiality agreement to the effect that such Third Party will not disclose any confidential information of MNAC or CorVu, as the case may be; and

                  (c) MNAC or CorVu, as the case may be, concurrently provides the other party with all non-public information to be provided to such Third Party that such other party has not previously received, and MNAC or CorVu, as the case may be, keeps the other party informed, on a regular basis, of the status, terms and conditions and all other material information with respect to any such discussions or negotiations; or

         (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the 1934 Act with regard to a proposed Alternative Transaction or making such disclosure to its shareholders as in the reasonable judgment of the Board of Directors of MNAC or CorVu, as the case may be, with the advice of independent counsel, is required under applicable law.

Nothing in this Section 5.3 shall (x) permit MNAC or CorVu to terminate this Agreement (except as specifically provided in Article 7 hereof), or (y) permit MNAC or CorVu to enter into any agreement providing for an Alternative Transaction (other than the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect. For purposes of this Agreement, a "Superior Proposal" shall mean a proposal for an Alternative Transaction that the Board of Directors of MNAC or CorVu, as the case may be, has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all legal, financial and regulatory aspects of the likelihood of the consummation of such Alternative Transaction, including, but not limited to, the conditions to consummation and the consequences under such Alternative Transaction proposal of any material adverse effects or changes in MNAC or CorVu, as the case may be) to be more favorable to MNAC's or CorVu's, respectively, shareholders than the transactions contemplated by this Agreement.

         5.4      Access and Information.

                  (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which MNAC, CorVu or any of their respective Subsidiaries is a party (in which case MNAC or CorVu shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to the other party) or pursuant to applicable law, MNAC and CorVu shall afford to the other party, and to the other party's accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, MNAC and CorVu shall each furnish promptly to the other party all information concerning MNAC's or CorVu's businesses, prospects, properties, liabilities, results of operations, financial condition, officers, employees, investigators, distributors, customers, and suppliers as the other party may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, distributors, customers, and suppliers as the other party may reasonably request. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of MNAC's and CorVu's businesses and, in connection therewith, CorVu and MNAC shall be entitled, during normal business hours upon reasonable prior notice and in a manner that does not unreasonably interfere with the other party's business, to have employees or other representatives present at the offices of the other party and its subsidiaries to observe, and be kept informed concerning such other party's operations and business planning.

                  (b) Prior to closing and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither MNAC nor CorVu nor any of their officers, employees, attorneys, accountants and other representatives, shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

                           (i) is known to the party receiving the information at the time of disclosure;

                           (ii) becomes publicly known or available without the
                  disclosure thereof by the party receiving the information in violation of this Agreement; or

                           (iii) is rightfully received by the party receiving
                  the information from a third party.

         This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         5.5      Approval of MNAC and CorVu Shareholders.

         (a) MNAC shall promptly take all action necessary in accordance with the MBCA and MNAC's Articles of Incorporation and Bylaws to cause a special meeting of MNAC's shareholders (the "MNAC Shareholders Meeting") to be duly called and held as soon as reasonably practicable following the date hereof for the purposes of (i) voting upon the Merger and the adoption and approval of this Agreement (ii) amending MNAC's Articles of Incorporation to increase the number of shares authorized thereunder from 10,000,000 to 100,000,000, and (iii) to the extent reasonably practicable, approving the sale of MNAC's LockerMate Subsidiary if required by the MBCA. At such meeting, MNAC shall submit such items to the vote of the MNAC shareholders and use its reasonable best efforts to obtain the approval by MNAC's shareholders of each of such three items. As soon as practicable after the date hereof, MNAC shall prepare and mail a proxy statement (such proxy statement, together with notice of meeting, form of proxy, and any letter or other materials to MNAC's shareholders included therein are referred to in this Agreement as the "MNAC Proxy Statement"). CorVu shall furnish to MNAC all information concerning CorVu and its subsidiaries, officers, directors and shareholders, and shall take such other action and otherwise cooperate, as MNAC may reasonably request in connection with such MNAC Proxy Statement. MNAC shall cause the MNAC Proxy Statement to comply with all applicable laws and not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The MNAC Proxy Statement shall include the recommendation of MNAC's Board of Directors in favor of the Merger, unless the Board of Directors of MNAC determines in good faith after consultation with its independent legal counsel, that to do so would violate its applicable fiduciary duties to its shareholders imposed by law. Unless and until this Agreement is validly terminated pursuant to Article 7, nothing herein shall limit or eliminate in any way MNAC's obligation to call, give notice of, convene and hold the MNAC Shareholders Meeting and at such meeting submit this Agreement and the Merger to a vote of MNAC's shareholders (and not postpone or adjourn such meeting or the vote by MNAC's shareholders upon this Agreement and the Merger to another date without CorVu's approval).


         (b) CorVu shall promptly take all action necessary in accordance with the MBCA and CorVu's Articles of Incorporation and Bylaws to cause a special meeting of CorVu's shareholders (the "CorVu Shareholders Meeting") to be duly called and held as soon as reasonably practicable following the date hereof for the purposes of (i) voting upon the Merger and the adoption and approval of this Agreement, and (ii) approving the increase in shares reserved under the CorVu Option Plan from 1,500,000 to 3,500,000. At such meeting, CorVu shall submit such items to the vote of the CorVu shareholders and use its best efforts to obtain the approval by CorVu's shareholders of each of such items. As soon as practicable after the date hereof, CorVu shall prepare and mail a proxy statement (such proxy statement, together with notice of meeting, form of proxy, and any letter or other materials to CorVu's shareholders included therein are referred to in this Agreement as the "CorVu Proxy Statement"). MNAC shall furnish to CorVu all information concerning MNAC and its subsidiaries, officers, directors and shareholders, and shall take such other action and otherwise cooperate, as CorVu may reasonably request in connection with such CorVu Proxy Statement. CorVu shall cause the CorVu Proxy Statement to comply with all applicable laws and not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The CorVu Proxy Statement shall include the recommendation of CorVu's Board of Directors in favor of the Merger, unless the Board of Directors of CorVu determines in good faith after consultation with its independent legal counsel, that to do so would violate its applicable fiduciary duties to its shareholders imposed by law. Unless and until this Agreement is validly terminated pursuant to Article 7, nothing herein shall limit or eliminate in any way CorVu's obligation to call, give notice of, convene and hold the CorVu Shareholders Meeting and at such meeting submit this Agreement and the Merger to a vote of CorVu's shareholders (and not postpone or adjourn such meeting or the vote by CorVu's shareholders upon this Agreement and the Merger to another date without MNAC's approval).


         5.6 Consents. MNAC will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of MNAC or any MNAC Subsidiary to consummate the transactions contemplated hereby. CorVu agrees to cooperate with MNAC in connection with obtaining such approvals and consents. CorVu will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of CorVu or any CorVu Subsidiary to consummate the transactions contemplated hereby. MNAC agrees to cooperate with CorVu in connection with obtaining such approvals and consents.

         5.7 Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         5.8 Regulatory Approvals. MNAC and CorVu each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary under applicable laws or regulations for the consummation of the Merger or any of the other transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

         5.9 Certain Notifications. MNAC shall promptly notify CorVu in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by MNAC or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.2. CorVu shall promptly notify MNAC in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by CorVu or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.3.

         5.10 Securities Laws. MNAC shall take any action required to be taken under 1933 Act or state blue sky or securities laws in connection with the issuance of MNAC Common Stock pursuant to the Merger.

         5.11 Disposition of MNAC Subsidiaries. Prior to the Effective Time, MNAC will sell, transfer or otherwise dispose of substantially all of the assets or capital stock of LockerMate Corp., a Minnesota corporation and wholly-owned subsidiary of MNAC ("LockerMate"). Prior to the Effective Time, MNAC will also sell, transfer or otherwise dispose of substantially all of the assets or capital stock of Favorite Memories, Inc., a Minnesota corporation and wholly-owned subsidiary of MNAC ("Favorite Memories"). MNAC will use its reasonable best efforts to maximize the present value (as calculated pursuant to Section 6.2(c)) of the sales price or disposal value of each of LockerMate and Favorite Memories.

         5.12 Resignations and Elections of Directors. At the Effective Time, MNAC will deliver the voluntary resignations of each officer of MNAC and each director of MNAC who is not designated to be a director of the Surviving Corporation in accordance with Section 1.11. The continuing MNAC directors shall appoint the other persons designated by CorVu to be directors of the Surviving Corporation upon the consummation of the Merger.

         5.13 Registration Rights Agreement. At the Effective Date, MNAC shall execute and deliver the Registration Rights Agreement in the form of the attached Exhibit D.

         5.14 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken that could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

         5.15 Directors and Officer Liability. For six years after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of each of MNAC and CorVu in respect of acts or omissions occurring prior to the Effective Time including, without limitation, matters related to the transactions contemplated by this Agreement, to the extent provided under MNAC's articles of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, the Surviving Corporation will use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to and including the Effective Time covering each such person currently covered by MNAC's officers' and directors' liability insurance policy, and each present and former officer or director of CorVu, on terms with respect to coverage and amount no less favorable than those of MNAC's policy in effect on the date hereof, provided that, in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum MNAC paid in its last full fiscal year, which amount has been disclosed to CorVu. It is understood that such obligation to indemnify (but not to maintain insurance) shall apply to claims of which the Surviving Corporation shall have been notified prior to the expiration of such six-year period regardless of when such claims shall have been disposed of.



                                   ARTICLE 6.
                               CLOSING CONDITIONS

         6.1 Conditions to Obligations of CorVu and MNAC. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) No Injunction. Neither CorVu nor MNAC shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect and (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of the Surviving Corporation to effectively operate the CorVu business.

                  (b) Shareholder Approval. The approval of the shareholders of MNAC and CorVu referred to in Section 5.5 hereof shall have been obtained, in accordance with the MBCA and MNAC's and CorVu's respective Articles of Incorporation and Bylaws.

                  (c) Exemption From Registration. The issuance of the Merger Shares shall be exempt from registration under the 1933 Act and applicable state and foreign securities laws.

         6.2 Conditions to Obligations of CorVu. The obligations of CorVu to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by CorVu, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties True. The representations and warranties of MNAC contained in this Agreement, without regard to any qualification or reference to "MNAC Material Adverse Effect," shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a MNAC Material Adverse Effect. CorVu shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of MNAC.

                  (b) Performance. MNAC shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and CorVu shall have received a certificate to such effect signed by the Chief Executive Officer of MNAC.

                  (c) Minimum Consideration and Net Worth. MNAC shall have sold, transferred or otherwise disposed of all or substantially all of the assets and liabilities or capital stock of its two wholly-owned subsidiaries, LockerMate and Favorite Memories, and, after giving effect to such transactions, shall have as of the Closing (i) a consolidated net worth of at least $1,000,000, (ii) cash of at least $750,000, and (iii) cash, plus the discounted present value of accounts and notes receivable and future contract payments, minus current liabilities, minus any non-balance sheet liabilities, and minus any severance or pension plan liabilities described in Section 3.15 of the MNAC Disclosure Schedule, equal to or greater than in the aggregate $1,000,000. For purposes of this Agreement, present value shall be calculated as follows: (i) 25% annual discount rate for notes receivable and unconditional contract payments, and 50% annual discount rate for performance-related, conditional contract payments, using zero-growth projections.

                  (d) Tax Opinion. CorVu shall have received an opinion of Fredrikson & Byron, P.A., counsel to CorVu, addressed to CorVu, based upon representations of CorVu and MNAC and normal assumptions, and dated the Closing, to the effect that, subject to customary conditions and representations, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of CorVu and MNAC will be considered a party to such reorganization. CorVu and MNAC hereby agree to provide to such counsel certificates acceptable to such counsel setting forth the customary representations which may be relied upon by such counsel in rendering such opinion.

                  (e) MNAC Dissenting Shares. The percentage of outstanding shares of MNAC Common Stock or Preferred Stock (on an as converted basis) held by MNAC shareholders who have (i) asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA and (ii) as of the Effective Time, have not effectively withdrawn or lost such rights, shall not exceed five percent (5%) of the issued and outstanding shares of MNAC Common Stock.

                  (f) MNAC Financials. MNAC's audited financials for the year ended September 30, 1999, if not delivered in final form to CorVu prior to the date hereof, shall not contain any material adverse changes from the preliminary version thereof previously delivered to CorVu.

         6.3 Conditions to Obligations of MNAC. The obligation of MNAC to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by MNAC, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties True. The representations and warranties of CorVu contained in this Agreement, without regard to any qualification or reference to "CorVu Material Adverse Effect," shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a CorVu Material Adverse Effect. MNAC shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of CorVu.

                  (b) Performance. CorVu shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and MNAC shall have received a certificate to such effect signed by the Chief Executive Officer of CorVu.

                  (c) CorVu Dissenting Shares. The percentage of outstanding shares of CorVu Common Stock held by CorVu shareholders who have (i) asserted dissenters' rights pursuant to Sections 302A.471 and 302A.473 of the MBCA and (ii) as of the Effective Time, have not effectively withdrawn or lost such rights, shall not exceed five percent (5%) of the issued and outstanding shares of CorVu Common Stock.

                  (d) CorVu Financials. CorVu's audited financials for the year ended June 30, 1999, if not delivered in final form to MNAC prior to the date hereof, shall not contain any material adverse changes from the preliminary version thereof previously delivered to MNAC.


                                   ARTICLE 7.
                           TERMINATION AND ABANDONMENT

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of MNAC and/or CorVu, only:

                  (a) by mutual written consent duly authorized by the Board of Directors of CorVu and the Board of Directors of MNAC;

                  (b) by either CorVu or MNAC if the Merger shall not have been consummated on or before January 15, 2000; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date;

                  (c) by either CorVu or MNAC if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

                  (d) by either MNAC or CorVu if at the MNAC Shareholders Meeting, the requisite vote of the shareholders of MNAC for approval and adoption of this Agreement and the Merger is not obtained; provided that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the shareholders of MNAC;

                  (e) by either MNAC or CorVu if at the CorVu Shareholders Meeting, the requisite vote of the shareholders of CorVu for approval and adoption of this Agreement and the Merger is not obtained; provided that the right to terminate this Agreement under this Section 7.1(e) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the shareholders of CorVu;

                  (f) by CorVu if either (i) MNAC has breached its obligations under Section 5.3 in any material respect (provided that for the purposes of this clause (i), actions of representatives or agents of MNAC who are not officers, directors or employees of MNAC which do not result in a proposal for an Alternative Transaction shall not be deemed to be a breach of Section 5.3 so long as MNAC has used commercially reasonable efforts to cause such representatives and agents to comply with Section 5.3), (ii) the Board of Directors of MNAC has recommended, approved, or authorized MNAC's acceptance or execution of a definitive agreement providing for, an Alternative Transaction, as defined in
         Section 5.3, (iii) the Board of Directors of MNAC has modified in a manner materially adverse to CorVu or withdrawn its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of MNAC adopt and approve this Agreement and the Merger, (iv) MNAC has failed to call the MNAC Shareholders Meeting or failed to mail the MNAC Proxy Statement to its shareholders within 30 days after the date of this Agreement or failed to include in such statement the recommendation referred to above, or (v) a tender offer or exchange offer for any outstanding shares of MNAC Common Stock is commenced, and the Board of Directors of MNAC either (A) recommends in favor of acceptance of such tender offer or exchange offer by its shareholders, or (B) takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

                  (g) by MNAC if either (i) CorVu has breached its obligations under Section 5.3 in any material respect (provided that for purposes of this clause (i), actions of representatives or agents of CorVu who are not officers, directors or employees of CorVu which do not result in a proposal for an Alternative Transaction shall not be deemed to be a breach of Section 5.3 so long as CorVu has used commercially reasonable efforts to cause such representatives and agents to comply with Section 5.3), (ii) the Board of Directors of CorVu has recommended, approved, or authorized CorVu's acceptance or execution of a definitive agreement providing for, an Alternative Transaction, as defined in Section 5.3, (iii) the Board of Directors of CorVu has modified in a manner materially adverse to MNAC or withdrawn its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of CorVu adopt and approve this Agreement and the Merger, (iv) CorVu has failed to call the CorVu Shareholders Meeting or failed to mail the CorVu Proxy Statement to its shareholders within 30 days after the date of this Agreement or failed to include in such statement the recommendation referred to above, or
         (v) a tender offer or exchange offer for any outstanding shares of CorVu Common Stock is commenced, and the Board of Directors of CorVu either (A) recommends in favor of acceptance of such tender offer or exchange offer by its shareholders, or (B) takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

                  (h) by MNAC prior to approval of the Merger at the MNAC Shareholder Meeting if (i) it is not in material breach of its obligations under this Agreement and has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects, (ii) the Board of Directors of MNAC has complied with, and continues to comply with, all requirements and procedures of
         Section 5.3 in all material respects and has authorized, subject to complying with the terms of this Agreement, MNAC to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and MNAC notifies CorVu in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (iii) CorVu does not make, within five business days after receipt of MNAC's written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors of MNAC reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the shareholders of MNAC as the Superior Proposal and during such five business-day period MNAC reasonably considers and discusses in good faith all proposals submitted by CorVu and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, CorVu and its advisors from time to time as requested by CorVu to reasonably consider and discuss in good faith CorVu's proposals, and (iv) MNAC pays to CorVu the fee required by Section 7.2(a) to be paid to CorVu in the manner therein provided. MNAC agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after CorVu has received the notice required by clause (ii) above, and (y) to notify CorVu promptly if its intention to enter into a binding agreement referred to in its notice to CorVu shall change at any time after giving such notice;

                  (i) by CorVu prior to approval of the Merger at the CorVu Shareholder Meeting if (i) it is not in material breach of its obligations under this Agreement and has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects, (ii) the Board of Directors of CorVu has complied with, and continues to comply with, all requirements and procedures of
         Section 5.3 in all material respects and has authorized, subject to complying with the terms of this Agreement, CorVu proposes to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and CorVu notifies MNAC in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (iii) MNAC does not make, within five business days after receipt of CorVu's written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors of CorVu reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the shareholders of CorVu as the Superior Proposal and during such five business-day period CorVu reasonably considers and discusses in good faith all proposals submitted by MNAC and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, MNAC and its advisors from time to time as requested by MNAC to reasonably consider and discuss in good faith MNAC's proposals, and (iv) CorVu pays to MNAC the fee required by Section 7.2(b) to be paid to MNAC in the manner therein provided. CorVu agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after MNAC has received the notice required by clause (ii) above, and (y) to notify MNAC promptly if its intention to enter into a binding agreement referred to in its notice to MNAC shall change at any time after giving such notice;

                  (j) by CorVu, if (i) CorVu is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by MNAC of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section
         6.2 will not be satisfied ("Terminating MNAC Breach"); provided, however, that, if such Terminating MNAC Breach is curable by MNAC through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as MNAC continues to exercise reasonable best efforts, CorVu may not terminate this Agreement under this Section 7.1(j); or

                  (k) by MNAC, if (i) MNAC is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by CorVu of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section
         6.3 will not be satisfied ("Terminating CorVu Breach"); provided, however, that, if such Terminating CorVu Breach is curable by CorVu through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as CorVu continues to exercise reasonable best efforts, MNAC may not terminate this Agreement under this Section 7.1(k); or

         7.2      Effect of Termination.

                  (a) In recognition of the time, efforts, and expenses expended and incurred by CorVu with respect to MNAC and the opportunity that the Merger presents to CorVu, if this Agreement is terminated pursuant to
         Section 7.1(d) and within 12 months thereafter MNAC enters into an agreement for an Alternative Transaction, or is terminated pursuant to Sections 7.1(f) or 7.1(h) then, in any such event, MNAC will pay to CorVu, upon the termination date, by wire transfer of immediately available funds to an account designated by CorVu for such purpose), a fee equal to $250,000.

                  (b) In recognition of the time, efforts, and expenses expended and incurred by MNAC with respect to CorVu and the opportunity that the Merger presents to MNAC, if this Agreement is terminated pursuant to
         Section 7.1(e) and within 12 months thereafter CorVu enters into an agreement for an Alternative Transaction, or is terminated pursuant to Sections 7.1(g) or 7.1(i) then, in any such event, CorVu will pay to MNAC, upon the termination date, by wire transfer of immediately available funds to an account designated by MNAC for such purpose), a fee equal to $250,000.

                  (c) MNAC and CorVu each acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither MNAC nor CorVu would not enter into this Agreement. If either party fails to pay promptly the fee due pursuant to this Section 7.2, such party shall also pay to the other party such other party's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate.

                  (d) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.4, 7.2,
         8.10 and 8.14; provided that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth herein occurring prior to the date of termination.


                                   ARTICLE 8.
                                  MISCELLANEOUS

         8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of CorVu, and MNAC at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the approval of this Agreement by the shareholders of CorVu, no amendment may be made that would reduce the amount or change the type of consideration into which each share of CorVu Common Stock shall be converted upon consummation of the Merger or which would otherwise require stockholder approval under applicable law unless such stockholder approval shall have been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.2 Waiver of Compliance; Consents. Any failure of CorVu on the one hand, or MNAC on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by MNAC or CorVu, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         8.3 Investigation; Survival of Representations and Warranties. The respective representations and warranties of CorVu and MNAC contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations and warranties set forth in Articles 3 and 4 and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

         8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to CorVu to it at:

                           CorVu Corporation
                           Attention: David Carlson
                           3400 West 66th Street, Suite 445
                           Edina, MN  55435
                           Fax: (612) 843-7752

                           with a copy to

                           Fredrikson & Byron, P.A.
                           Attention: John H. Stout
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, MN  55402-3397
                           Fax: (612) 347-7077

                  (b)      If to MNAC, to it at:

                           Minnesota American, Inc.
                           Attention: Pierce McNally
                           14853 Deveau Place
                           Minnetonka, MN 55345-2126
                           Fax: (612) 945-9755

                           with a copy to:

                           Oppenheimer Wolff & Donnelly
                           Attention: Richard G. Lareau
                           45 South Seventh Street
                           Minneapolis, MN 55402
                           Fax: (612) 607-7100

         8.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article I (the "Third Party Provisions"), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

         8.6 Governing Law. This Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law).

         8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         8.8 Knowledge. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of a party hereto shall mean actual knowledge of the directors or executive officers of such party.

         8.9 Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

         8.10 Publicity. Upon execution of this Agreement by CorVu and MNAC, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them, except as provided in the following sentence. Neither party shall, without such mutual agreement or the prior consent of the other, file any documents or issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict CorVu's or MNAC's communications with their employees or customers in the ordinary course of business.

         8.11 Entire Agreement. This Agreement, including the exhibits and schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         8.14 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

                                        CORVU CORPORATION


                                        By: /s/ Dave Carlson
                                               Its: Chief Financial Officer




                                        MINNESOTA AMERICAN, INC.


                                        By: /s/ Pierce McNally
                                               Pierce McNally, Chairman and
                                               Chief Executive Officer